Exhibit 10.1

INTERNATIONAL

TESSERA TECHNOLOGIES, INC.

2003 EQUITY INCENTIVE PLAN

DEFERRED STOCK AWARD GRANT NOTICE

Tessera Technologies, Inc., a Delaware corporation (the “Company”), pursuant to its 2003 Equity Incentive Plan (as amended to date, the “Plan”), hereby grants to the holder listed below (“Participant”), an award of deferred stock (“Deferred Stock”) representing a right to receive a number of shares of the Company’s common stock, par value $0.001 (the “Shares”). This award for Deferred Stock (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Deferred Stock Award Agreement attached hereto as Exhibit A (the “Deferred Stock Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Deferred Stock Agreement.

Participant:

Employee ID:

Grant Date:

Vesting Commencement Date:

Total Number of Shares Represented by the Deferred Stock:

Total Purchase Price:	$ (Total Number of Shares x $0.001)

Vesting Schedule:	The Award shall vest as set forth on Exhibit B attached hereto.

Distribution Schedule:	The Deferred Stock shall be distributable as they vest pursuant to the Vesting Schedule.

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Deferred Stock Agreement and this Grant Notice. Participant has reviewed the Deferred Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Deferred Stock Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan upon any questions arising under the Plan, this Grant Notice or the Deferred Stock Agreement.

I have read and accepted all terms and conditions of the Plan posted on www.etrade.com. Below are instructions on how to access the Plan:

1. Log into your E*TRADE account.

2. Click on Employee Stock Plan.

3. Click on Company Info.

4. Click on Documents.

5. Click on 2003 Plan.

TESSERA TECHNOLOGIES, INC.		PARTICIPANT

By:		By:
Print Name:	Michael Anthofer	Print Name:
Title:	EVP, Chief Financial Officer	Date:
Address:	3025 Orchard Parkway
San Jose, CA 95134
Date:

EXHIBIT A

TESSERA TECHNOLOGIES, INC.

DEFERRED STOCK AWARD AGREEMENT

Pursuant to the Deferred Stock Award Grant Notice (the “Grant Notice”) to which this Deferred Stock Award Agreement (this “Deferred Stock Agreement”) is attached, Tessera Technologies, Inc., a Delaware corporation (the “Company”), has granted to Participant the right to receive the number of shares of Deferred Stock under the Company’s 2003 Equity Incentive Plan (as amended to date, the “Plan”) as set forth in the Grant Notice.

ARTICLE I.

GENERAL

1.1 Definitions. All capitalized terms used in this Deferred Stock Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.

1.2 Incorporation of Terms of Plan. The Award and this Deferred Stock Agreement are subject to the Plan, the terms and conditions of which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Deferred Stock Agreement, the terms of the Plan shall control.

ARTICLE II.

DEFERRED STOCK AWARD

2.1 Deferred Stock Award.

(a) Award. The Company hereby grants to Participant the right to receive the number of shares of Deferred Stock set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Deferred Stock Agreement, the Grant Notice and the Plan. Each share of Deferred Stock represents the right to receive one Share. Prior to actual issuance of any Shares, the Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.

(b) Vesting. The Deferred Stock shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the Deferred Stock has vested in accordance with the vesting schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such Deferred Stock. In the event Participant ceases to be a Service Provider for any reason prior to the vesting of all of the Deferred Stock, any unvested Deferred Stock will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c) Distribution of Stock.

(i) Shares shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to such Participant’s vested Deferred Stock granted to Participant pursuant to this Deferred Stock Agreement, subject to the terms and provisions of the Plan and this Deferred Stock Agreement, on each vesting date as the Deferred Stock vests pursuant to the Vesting Schedule set forth in the Grant Notice.

(ii) All distributions shall be made by the Company in the form of whole shares of Common Stock.

(iii) Notwithstanding the foregoing, Shares shall be issuable with respect to the Deferred Stock at such times and upon such events as are specified in this Deferred Stock Agreement only to the extent issuance under such terms will not cause the Deferred Stock or such Shares to be includible in the gross income of Participant under Section 409A of the Code prior to such times or the occurrence of such events, as permitted by the Code and the regulations and other guidance thereunder.

(d) Generally. Shares issued under the Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent, or (ii) certificate form.

2.2 Tax Indemnity. Notwithstanding any other provision of this Deferred Stock Agreement:

(a) Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and Participant’s employing company, if different, and their affiliates (collectively, the “Company Group”) from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social security contributions in any jurisdiction) that is attributable to the vesting or distribution of the Deferred Stock, the disposal of any Shares issued pursuant to the distribution of the Deferred Stock or otherwise pursuant to this Deferred Stock Agreement.

(b) At the discretion of the Company, the Deferred Stock will not vest until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise. The Company shall not be required to issue, allot or transfer Stock until Participant has satisfied this obligation.

(c) Participant authorizes the Company Group, or their respective agents, to satisfy Participant’s obligations in regards to any Tax Liability through one or a combination of the following:

(i) the withholding by the Company Group or their respective agents from any compensation paid or payable to Participant an amount sufficient to satisfy such Tax Liability;

(ii) Participant’s tender of a cash payment in an amount sufficient to satisfy such Tax Liability;

(iii) with the consent of the Administrator, surrendered shares of Stock issuable upon distribution of the Deferred Stock having a Fair Market Value on the date of exercise equal to the aggregate Tax Liability; or

(iv) with the consent of the Administrator, surrender of other shares of Stock which (A) in the case of shares of Stock acquired from the Company, have been owned by Participant for more than six (6) months on the date of surrender (or such shorter or longer period determined by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to the aggregate Tax Liability.

(d) If Participant is a resident of the United Kingdom, then Participant’s “Tax Liability” shall also include Participant’s National Insurance Contributions or any National Insurance Contributions of the Company Group that are attributable to the vesting or distribution of the Deferred

Stock or otherwise pursuant to this Deferred Stock Agreement. In addition, at the discretion of the Company, the Deferred Stock will not vest until Participant has entered into an election with the Company (or such other member of the Company Group that is Participant’s employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company Group for the employer’s National Insurance contributions arising in respect of the vesting or distribution of the Deferred Stock, the disposal of any Shares issued pursuant to the distribution of the Deferred Stock or otherwise pursuant to this Deferred Stock Agreement is transferred to and met by Participant.

2.3 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the lapse of any such reasonable period of time following the date the Deferred Stock vests as the Administrator may from time to time establish for reasons of administrative convenience, and (e) Participant’s satisfaction of his or her obligations under Section 2.2.

ARTICLE III.

OTHER PROVISIONS

3.1 Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Deferred Stock Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Liability that may arise as a result of this investment or the transactions contemplated by this Deferred Stock Agreement.

3.2 Deferred Stock Not Transferable. None of the Award and the rights conveyed hereunder, including the right to receive Shares upon the vesting of the Deferred Stock, or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.3 Rights as Shareholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

3.4 Not a Contract of Employment. Notwithstanding any other provision of this Agreement or the Plan:

(a) the Plan shall not form part of any contract of employment between the Company Group and Participant;

(b) unless expressly so provided in his or her contract of employment, Participant has no right or entitlement to be granted an Award or any expectation that an Award might be made to him or her, whether subject to any conditions or at all;

(c) the benefit to Participant of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him or her) shall not form any part of his or her remuneration or count as his remuneration for any purpose and shall not be pensionable;

(d) the rights or opportunity granted to Participant on the making of an Award shall not give Participant any rights or additional rights, and if Participant ceases to be employed by the Company Group Participant shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him or her which lapse by reason of his ceasing to be employed by the Company Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e) the rights or opportunity granted to Participant on the making of an Award shall not give Participant any rights or additional rights in respect of any pension scheme operated by the Company Group;

(f) Participant shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Stock, or any interest in shares of Stock pursuant to an Award in consequence of the loss or termination of his office or employment with the Company Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair); and

(g) by accepting the grant of the Award and not renouncing it, Participant is deemed to have agreed to the provisions of this Section 3.4.

3.5 Governing Law and Jurisdiction. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Deferred Stock Agreement regardless of the law that might be applied under principles of conflicts of laws. The courts of the State of California shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Section 3.5 is made for the benefit of the Company and its Parents and Subsidiaries only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. By accepting the grant of an Award and not renouncing it, Participant is deemed to have agreed to submit to such jurisdiction.

3.6 Conformity to Securities Laws. Participant acknowledges that the Plan and this Deferred Stock Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Deferred Stock Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7 Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given when sent via email or upon personal delivery or upon deposit in the United

States mail by certified mail, with postage and fees prepaid, addressed to Participant to his or her address shown in the Company records, and to the Company at its principal executive office. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given when sent via email or upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant to his or her address shown in the Company records, and to the Company at its principal executive office. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party.

3.8 Successors and Assigns. The Company may assign any of its rights under this Deferred Stock Agreement to single or multiple assignees, and this Deferred Stock Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Deferred Stock Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.9 Section 409A. This Deferred Stock Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Deferred Stock Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

3.10 Data Protection. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this document by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that the Company Group holds certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*TRADE and/or to such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere (and, if Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of all recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company Group, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact the U.S. human resources representative. This Section applies to information held, used or disclosed in any medium.

EXHIBIT B

TO DEFERRED STOCK AWARD GRANT NOTICE

VESTING SCHEDULE

☑    Twenty-five percent (25%) of the shares of Deferred Stock shall vest on each of the first, second, third and fourth anniversaries of the Grant Date, subject to Holder’s continued service as a Service Provider on each such date, so that all of the shares of Deferred Stock shall be vested four (4) years after the original Grant Date.

❑ Other:

B-1